                                                                    EXHIBIT 10.3

Portions of this exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act. Omitted information, marked "[***]" in this exhibit, has been filed with the Securities and Exchange Commission together with such request for confidential treatment.

                                SERVER SOFTWARE
                               LICENSE AGREEMENT

                  This License Agreement, dated as of November 14, 2000 (this "Agreement"), is made by and between Dassault Systemes, a societe anonyme organized under the laws of France and the owner of Purchaser ("Dassault Systemes") and/or certain affiliates of Dassault Systemes, and PlanetCAD Inc. (formerly known as Spatial Technology Inc.), a corporation organized under the laws of the State of Delaware ("PlanetCAD") (each a "Party," together, the "Parties").

                                  WITNESSETH:

                  WHEREAS, PlanetCAD, SPATIAL COMPONENTS, LLC and DASSAULT SYSTEMES CORP. entered into a certain Purchase Agreement, dated July 4, 2000 ("Purchase Agreement"), pursuant to which DASSAULT SYSTEMES CORP. acquired the Component Business (as defined in the Purchase Agreement) from PlanetCAD and SPATIAL COMPONENTS, LLC, including certain software; and

                  WHEREAS, in connection with the Purchase Agreement and as a condition to closing the transaction contemplated thereunder PlanetCAD has agreed to license its Server Software (as defined below) to Dassault Systemes and to provide certain software support and maintenance services in connection therewith, all in accordance with the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth in the Purchase Agreement and in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.       DEFINITIONS

As used in this Agreement, the terms defined in this Section shall have the following respective meanings. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Purchase Agreement.

AFFILIATE(S) shall mean, with respect to any specified Person, any other Person that, directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

ASP(S) shall mean for this Agreement, application services provider, i.e. service(s) offered on line, through Web sites or as enterprise versions offered on corporate Intranets, allowing end users to use an application software functionality, provided by either party on its Web site or on a corporate server in the case of enterprise versions, on a one task at a time or subscription basis, and charged to the end user as such, with no access to the underlying software application that allows the technical work of the task to be performed.

CNDA shall mean the Confidential and Non-Disclosure Agreement among, inter alia, PlanetCAD and Dassault Systemes executed contemporaneously herewith.

COMPETITOR shall mean any Person of which a significant part of its business is building, developing or providing server software or Web middleware services to third parties in the CAD/CAM field.

CONTROL, with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person; provided that neither PlanetCAD nor Dassault Systemes shall be deemed to be controlled by any other Person or under common control with any Person that is not one of their respective subsidiaries.

DERIVATIVE WORK(S), means, related to Software, a work which is based upon in whole or in part of such Software, such as a revision, enhancement, modification, translation, abridgment, condensation, expansion, or any other form in which such Software may be recast, transformed, or adapted, or which, if prepared without authorization of the owner of the copyright or other intellectual property right in such Software, would constitute a copyright infringement or other violation of the intellectual property rights. A Derivative Work shall also include, without limitation, compilations or link-edits, improvements, bug fixes, corrections, look and feel changes, upgrades, updates and new versions that incorporate such Software in whole or part.

EFFECTIVE DATE is November 14, 2000.

INTELLECTUAL PROPERTY shall mean (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including without limitation, any patent disclosures whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) Patents, (d) Trademarks, (e) copyrights (registered or otherwise) and registrations and applications for registration thereof, all moral rights of authors therein, and all rights therein provided by international treaties, conventions or common law, (f) Software, (g) Trade Secrets, and (h) all rights to sue and recover damages and obtain injunctive relief for past, present and future infringement, dilution, misappropriation, violation or breach thereof.

KNOW-HOW shall mean all residual information of a non-tangible form, which is not protected by the United States or European Union laws of copyright, patent or trade secrets and which may be retained by a party who has had access to confidential and proprietary information of the other party, including ideas, concepts or techniques contained therein.


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


OBJECT CODE shall mean computer-programming code, substantially or entirely in binary form, that is directly executable by a computer after suitable processing, but without the intervening steps of assembly, compilation or link-edit.

PERSON(S) shall mean any individual or legal entity, including without limitation, partnership, corporation, association, trust or unincorporated organization.

RUN-TIME shall designate all software materials and databases that are necessary to use any Software as well as this Software itself.

SERVER SOFTWARE means all software, including without limitation, Web interface, Web middleware, Web dynamic content billing, Web content generation software, and any Derivative Works thereof that is used by PlanetCAD to provide application services over the Internet, including all upgrades, enhancements or updates delivered under the maintenance and support terms of this Agreement. The list of all such Software, including the Third Party Software, as of the date of execution of this Agreement, is attached in Schedule A which will be updated by PlanetCAD when reasonably requested by Dassault Systemes and when in PlanetCAD's determination significant changes have been made.

SOFTWARE shall mean any computer software program, including programming-code, on-line documentation, if any, user interface related thereto or associated therewith, to the extent that such user interface does exist, and related user and installation documentation other than on-line documentation associated with this computer software program.

SOURCE CODE shall mean computer-programming code and related system documentation, comments and procedural code, that is not directly executable by a computer but which may be printed out or displayed in a form readable and understandable by a qualified programmer.

THIRD PARTY SOFTWARE shall mean computer software programs owned by a party other than PlanetCAD and incorporated into or currently used by PlanetCAD in connection with the Server Software.

2.       PURPOSE

Subject to the terms and conditions herein, PlanetCAD agrees to license the Server Software and to provide certain maintenance and support services in connection therewith to Dassault Systemes.

3.       OWNERSHIP RIGHTS AND LICENSES

         3.1      Server Software.

                  3.1.1 Ownership of Server Software. Except for the limited rights granted Dassault Systemes in this Section 3, all right, title and interest in and to the


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


                           Server Software and Derivative Works thereof created under this Agreement by PlanetCAD shall remain with PlanetCAD.

                  3.1.2 License to Server Software. As of the Effective Date and except as provided for in Section 9.18, PlanetCAD grants to Dassault Systemes a perpetual, non-transferable, non-exclusive, worldwide license to use the Object Code and Source Code of the Server Software internally to enable Dassault Systemes to offer to its customers on line ASPs (Application Services Provider) and other products or services that incorporate or are based upon the Server Software. This license shall further permit Dassault Systemes to sell, distribute, use, license, maintain, support and make Derivative Works of the Server Software in connection with products or services created by or for Dassault Systemes. Notwithstanding the foregoing, Dassault Systemes shall not have the right hereunder to reproduce, sell or distribute the Server Software or Derivative Works except to the extent the Server Software is incorporated in and necessary to run such Dassault Systemes products or services. Dassault Systemes will have no right to transfer this license to any third party for use on any third party Web site. For purposes of this Section, a Dassault Systemes Affiliate shall not be deemed to be a third party, for as long as it remains an Affiliate.

                  3.1.3 Third Party Software. Schedule B sets forth (i) a list of Third Party Software development tools used in creating the Server Software and (ii) all other Third Party Software used by PlanetCAD in connection with or relating to the Server Software. It is understood by the parties that (i) PlanetCAD will not be assigning or granting any licenses to Dassault Systemes in or to such Third Party Software and (ii) to the extent Dassault Systemes would like to use such Third Party Software in connection with Dassault Systemes' use of the Server Software licensed hereunder, Dassault Systemes must obtain an independent license therefore.

         3.2      Derivative Works.

                  3.2.1    Delivery of Derivative Works

                  (i) At the end of each quarter, in the event that Dassault Systemes has made any Derivative Work from the Server Software, Dassault Systemes shall deliver to PlanetCAD one copy of the Source Code of such Derivative Work, in a sealed and dated envelope, in the form of a CD-ROM, or other appropriate media.

                  (ii) Such items shall be sent to PlanetCAD by international registered mail to the following address:


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                                                   PlanetCAD Inc.
                                                   2520 55th Street, Suite 200
                                                   Boulder, Colorado 80301
                                                   Attn. Office of the President

                  (iii) PlanetCAD shall have no obligation to include and/or maintain all or part of the Derivative Works of the Server Software made by Dassault Systemes.

                  (iv) The rights and obligations of the Parties contained in this Section 3.2.1 shall automatically terminate upon discontinuation of maintenance and support services by PlanetCAD pursuant to Sections 4.1, 4.2,
                           8.2 or 9.17(a).

                  3.2.2 Ownership of Derivative Works. The Parties agree that all right, title and interest in and to all or part of the Derivative Works of the Server Software made by Dassault Systemes pursuant to Section 3.2.1(i) shall be owned exclusively by PlanetCAD. Dassault Systemes understands and agrees that such Derivative Works of the Server Software made by Dassault Systemes, as well as any portion thereof, shall be the sole property of PlanetCAD from date of creation and, to the extent permitted by law, shall be considered as works made for hire under the copyright laws of the United States of America. To the extent an assignment is necessary and that this assignment cannot be made at present, Dassault Systemes agrees to assign to PlanetCAD all of its right, title and interest in and to these Derivative Works, and any part thereof, and in and to all copyrights, patents and other proprietary rights Dassault Systemes may have in such Derivative Works.

                           The Parties however agree that Dassault Systemes shall remain the owner of such Derivative Work should such Derivative Work be Software (i) developed by or for Dassault Systemes and using all or part of the Server Software as a component of an application or service (i.e. embedded or included in whole or in part in such other Software), and (ii) as long as such Software or service contains new functionality, significant value added, or creates a new function that is packaged as a standalone product and which user interface is different from the existing Server Software. The Parties also agree that application of an alternative interface technology if this interface is not combined with other significant application level functionalities shall not be considered as having significant added value.

                  3.2.3 License Grant to Derivative Works. Effective upon delivery of each Derivative Work as contemplated by
                           Section 3.2.1(ii), PlanetCAD hereby grants to Dassault Systemes a perpetual, worldwide, irrevocable, non-exclusive license to use, prepare, compile, install, execute, access, reproduce, distribute and sell the Derivative Works delivered by Dassault Systemes under Section 3.2.1(i), subject to the royalty fees set forth in Section 5.1.

         3.3 Know-How. The parties hereby acknowledge and agree that any and all rights to Know-How developed or shared under this Agreement by either Party shall be jointly owned by the Parties and may be used by either party in the operation of their respective businesses during and following termination of this Agreement.

         3.4 Trademarks. Notwithstanding any other provisions of this Agreement, neither Party shall have the right under this Agreement to use the other Party's trademarks or trade names in connection with any product, service, promotion, public announcement, advertisement or other publication, without securing the prior written consent of such other Party.

4.       MAINTENANCE AND SUPPORT

         4.1 Maintenance and Support for the Server Software. Subject to Sections 4.2, 8.2 and 9.17(a), PlanetCAD shall provide Dassault Systemes with four years maintenance and support for the Server Software, beginning at the Effective Date. The description of maintenance and support services to be provided by PlanetCAD is set forth in the Maintenance and Support Services Schedule, attached hereto as Schedule C and incorporated herein by reference.

         4.2 Change of Control of Dassault Systemes. PlanetCAD will not be required to continue providing maintenance or support services, as set forth in Schedule C, for the Server Software if there is a change of Control of Dassault Systemes to the benefit of a Competitor of PlanetCAD.

5.       ROYALTY FEES

         5.1 Royalties on Server Software. In consideration of the license granted by PlanetCAD on the Server Software, Dassault Systemes will pay a royalty equal to [***]. The Server Software as modified by the Derivative Works shall be subject to [***].

         5.2 Definition of Net Revenue. Net Revenue shall consist of all revenues recognized by Dassault Systemes from the sale of Dassault Systemes services or products incorporating or facilitated by the Server Software, including the price paid by the customers, less any applicable discounts and net of any commissions or fees paid to third party resellers, to obtain access to such products or services and any other fees and charges invoiced by Dassault Systemes to the customers, without


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


                  deduction by such party of any other costs or expenses related to achievement of the revenue, provided, however, that Net Revenue shall be reduced by the amount, if any, of (i) value-added taxes, (ii) sales taxes or (iii) withholding taxes imposed by any jurisdiction on payments made by a payor in such jurisdiction to a payee outside of such jurisdiction. Net Revenue will not include revenues recognized by Dassault Systemes for the sale of products or services authorized by or created under the Co-Branding Agreement and/or Web Services Agreement, executed by the Parties concurrently herewith, which allow for the use of the Server Software as set forth under the terms of each respective agreement.

         5.3 Initial License Fee. Dassault Systemes shall pay an initial license fee of [***], due net 30 days from Dassault Systemes' exercise of its option under this Agreement, which must be exercised on or before the Closing Date, as defined in the Purchase Agreement. The initial license fee shall be considered [***]. For future royalty obligations due on the Server Software, the initial license fee shall be [***].

         5.4 Payments. All payments shall be made in U.S. dollars by bank check or electronic transfer to a bank account designated by PlanetCAD.

         5.5 Taxes. Dassault Systemes shall pay, without recourse to PlanetCAD, any and all applicable sales, use, excise, value added or other taxes or duties, howsoever designated, assessed or levied upon the execution or performance of this Agreement, by any United States or European taxing authority, except for taxes based on PlanetCAD'S net income.

         5.6 Audit and Reporting. Dassault Systemes shall, for two years following each transaction that is subject to royalty payments pursuant to Section 5.1, keep true and accurate records and books of account of such transaction containing all particulars which may be necessary for the purpose of auditing payments to PlanetCAD under this Agreement. During such two year period, and upon reasonable notice to Dassault Systemes, PlanetCAD shall have the right to have an audit conducted through a licensed independent accounting firm, of any billings, collections, and taxes on such itemized statement, and to examine the records and books of account of Dassault Systemes in connection therewith. Dassault Systemes will bear the costs of such audit if a discrepancy or error of computation in an amount greater than USD 10,000 in favor of PlanetCAD is identified. Any audit conducted pursuant to this
                  Section 5.6 shall not be conducted in such a manner as to unreasonably interfere with the Dassault Systemes' operations and in no event shall an audit be conducted more frequently than once each year.

6.       WARRANTIES AND DISCLAIMER OF WARRANTIES

         6.1 Mutual Representations. Each Party represents and warrants to the other Party that such Party:


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


                  (i) Has suitable agreements with its respective employees to meet the confidentiality obligations under this Agreement; and

                  (ii) It is under no obligation or restriction, and will not assume any obligation or restriction, that would prevent it from performing its obligations under this Agreement.

         6.2 PlanetCAD Representations. PlanetCAD represents and warrants to Dassault Systemes that it owns and/or has valid licenses in all rights, title and interest in and to the Server Software.

         6.3 DISCLAIMER OF WARRANTIES. THE FOREGOING WARRANTIES AND CONDITIONS ARE EXCLUSIVE OF, AND THE PARTIES DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, USE, OR REQUIREMENT. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY INFORMATION OR MATERIALS FURNISHED BY EITHER PARTY TO THE OTHER ARE PROVIDED ON AN "AS IS" BASIS.

7.       LIMITATION OF LIABILITY AND INDEMNIFICATION

         7.1 LIMITATION OF LIABILITY. WITH THE EXCEPTION OF CLAIMS FOR (i) PERSONAL INJURY OR DEATH, (ii) INTELLECTUAL PROPERTY INFRINGEMENT INDEMNIFICATION, AS SET FORTH IN SECTION 7.2, AND
                  (iii) THE CONFIDENTIALITY PROVISIONS SET FORTH IN SECTION 9.1:
                  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, EXEMPLARY, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ANY LOST PROFITS, LOST SAVINGS, LOST STAFF TIME OR OTHER ECONOMIC DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         7.2 Intellectual Property Infringement Indemnification. PlanetCAD agrees to hold Dassault Systemes, its subsidiaries, distributors, assignees and Affiliates, and their respective officers, directors, employees, agents, representatives and shareholders (collectively referred to in this Section as "Dassault Systemes") harmless from and against any claim of any nature, including, but not limited to, administrative, civil or criminal procedures, which is or may be made or raised against Dassault Systemes by any third party that the use or distribution of the Server Software that is the subject of this Agreement and owned by PlanetCAD, infringes or violates any third party's patent, copyright, trade secret or other intellectual property right in any country. Indemnification hereunder shall cover all damages, regardless of their nature, settlements, expenses and costs, including costs of investigation, court costs and attorneys' fees. The payment of any indemnification shall be contingent on:


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                  (i)      Dassault Systemes giving prompt written notice to
                           PlanetCAD of any such claim or allegation;

                  (ii) Cooperation by Dassault Systemes with PlanetCAD in its defense against the claim; and

                  (iii) Dassault Systemes obtaining PlanetCAD's prior written approval of any settlement, if any, by the Dassault Systemes Indemnities of such matters, such approval not to be unreasonably withheld.

                  Notwithstanding the foregoing, PlanetCAD shall not have the obligation to indemnify Dassault Systemes for any claims of infringement based on any modification by Dassault Systemes of the Server Software, or from the combination of the Server Software with any other program, to the extent such claim would not have arisen without such combination or from use of the unmodified Server Software.

         7.3 Additional Remedies. If the operation, distribution or use of the Server Software becomes, or is likely to become, the subject of a claim involving the infringement or other violation of any patent, copyright, trade secret, or other intellectual property rights of any third party, the Parties will jointly determine in good faith what appropriate steps can be agreed upon, with a view towards curing such infringement or other violation, at PlanetCAD's sole charge. Such steps may include, but are not limited to:

                  (i) PlanetCAD securing the right for Dassault Systemes to continue using the Server Software or

                  (ii) PlanetCAD replacing or modifying the Server Software so that it becomes non-infringing.

                  If no other option is reasonably available, PlanetCAD agrees to use its best efforts to withdraw the infringing Software from the market.


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


8.       TERM AND TERMINATION

         8.1 Term. This Agreement shall come into force as of the Effective Date, and shall remain valid until the expiration of the last copyright or other protection available in any Software herein licensed.

         8.2 Termination. Either Party may terminate this Agreement if the other Party fails to perform any of its material obligations under this Agreement, provided, however, that such termination shall only become effective after the non-breaching Party has given written notice to the other Party of such failure to perform, the breach being not cured within a sixty day period from receipt of the notice. Provisions of the following paragraphs shall survive any termination of this Agreement:
                  3.4, 6, 7, 9.1, 9.3 and 9.4.

9.       MISCELLANEOUS

         9.1 Confidentiality. All communications and information disclosed by one Party to the other Party under this Agreement shall be subject to the terms and conditions of the CNDA. Notwithstanding anything to the contrary in the CNDA, all information relating to the Source Code of the Server Software and Derivative Works thereof shall be deemed to be Confidential Information under the CNDA even though they are not marked confidential.

         9.2 Freedom of Action. Except as otherwise provided, nothing contained in this Agreement shall be construed to limit or impair any right of either Party to enter into similar agreements with other parties, or to develop, acquire, license or market, directly or indirectly, other products or services, competitive with those offered by the other Party.

         9.3 Additional Instruments. Notwithstanding termination of this Agreement, the Parties covenant and agree to execute and deliver any additional instruments or documents necessary to carry out the general intent of this Agreement, including without limitation patent assignments or any other assignments necessary to evidence the ownership of Intellectual Property contemplated hereby or any such additional instruments or documents, including such instruments as may be required by the laws of any jurisdiction, now or in effect or hereinafter enacted, that may affect a Party's rights, title or interest, as applicable, in and to any of the software governed hereby.

         9.4 Irreparable Injury. Each Party acknowledges and agrees that each covenant in this Agreement pertaining to confidential information and ownership of intellectual property is reasonable and necessary to protect and preserve the rights of the other Party in its confidential information and intellectual property, and that any breach by such Party of the terms of this Agreement may result in irreparable injury to the other Party. Each Party, therefore, subject to a claim of laches, estoppel, acquiescence or other delay in seeking relief, consents and agrees that


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


                  the other Party shall be entitled to seek and obtain a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of this Agreement and waives any requirement that the other Party post a bond in connection with seeking such injunctive relief.

         9.5 Relationship of the Parties. PlanetCAD and Dassault Systemes are independent contractors, and nothing in this Agreement will create any partnership, joint venture, agency, franchise, sales representative, or employment relationship between the Parties. Neither Party has the authority to act as agent for the other Party or to conduct business in the name of such other Party or make statements, warranties or representations that exceed or are inconsistent with the warranties provided hereunder.

         9.6 Notices. All notices required or permitted shall be given in writing, in the English language, and shall be deemed effectively delivered upon personal delivery or three days after deposit with a carrier by registered mail or other equivalent service, postage prepaid, return receipt requested, addressed as follows, or to such other address as either Party may designate to the other:

                  In the case of PlanetCAD:         PlanetCAD Inc.
                                                    2520 55th Street, Suite 200
                                                    Boulder, Colorado 80301
                                                    Attn. Office of the President

                  In the case of Dassault Systemes: Dassault Systemes
                                                    9 Quai Marcel Dassault
                                                    92150 Suresnes
                                                    Attn. Thibault De Tersant
                                                    cc: Law Department

         9.7 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.8 Severability. If any term or other provision of this Agreement is deemed invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

         9.9 Entire Agreement. This Agreement, together with the Schedules attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Dassault Systemes and PlanetCAD with respect to the subject matter hereof.

         9.10 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, duly authorized representatives of Dassault Systemes and PlanetCAD.

         9.11 Applicable Law, Venue. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, applicable to contracts executed in and to be performed entirely within that state (without regard to the conflicts of Law provisions thereof). This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods. The parties hereto hereby (a) submit to the exclusive jurisdiction of any court of competent jurisdiction sitting in the State of Delaware, The City of Wilmington for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree, to the fullest extent permitted by applicable law, to waive, and not to assert by way of motion, defense, or otherwise, in any such Action, any claim that is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement may not be enforced in or by any of the above-named courts.

         9.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS OR PROCEEDINGS DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREUNDER.

         9.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         9.14 No Waiver. The failure of either Party to enforce any provision of this Agreement shall not constitute a waiver of the right to subsequently enforce such provision, or any other provision of this Agreement.

         9.15 Force Majeure. Neither Party shall be held liable for any failure to perform any of its obligations under this Agreement for as long as, and to the extent that such failure is due to an event of force majeure. An event of force majeure shall include general strikes, lockouts, acts of God, acts of war, mobilization of troops, fire, extreme weather, flood, or other natural calamity, embargo, acts of governmental agency, government or any other laws or regulations.

         9.16 Expenses. Except as expressly provided for in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement, including without limitation travel and living expenses incurred by that Party's employees.


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         9.17     Assignment; Subcontracting; Third Party Beneficiaries.

         (a) This Agreement may be assigned or otherwise transferred by operation of law or otherwise without the express written consent of PlanetCAD and Dassault Systemes, but in such event the assigning Party shall give notice to the non-assigning Party and the non-assigning Party shall have the right to terminate its maintenance and support obligations under this Agreement within the 30 day period following receipt of such notice.

         (b) Either Party may assign or otherwise transfer all or part of this Agreement to any of its Affiliates, for so long as it remains an Affiliate; provided that no such assignment shall relieve a Party of any of its obligations under this Agreement. In the event there is a change of Control of an Affiliate which terminates its status as an Affiliate of the party to this Agreement, and this Agreement has been assigned to such an Affiliate, this Agreement shall be assigned back to the party within 6 months of the effective date of the change of Control.

         (c) Either Party may subcontract services necessary to perform the obligations set forth in this Agreement provided that any and all such subcontrators shall have entered into agreements with the subcontracting Party sufficient to enable that Party to comply with all terms and conditions of this Agreement. In addition, any such subcontractors shall not have access to Source Code, unless agreed to by the Parties.

         (d) This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns, subcontractor or transferee, and nothing herein, express or implied, is intended to or shall confer upon any other person, including, without limitation, any union or any employee or former employee of either Party, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

         9.18 Third Party Licenses. Each party is relieved of its obligations, if any, to (i) deliver the Source Code of a product licensed hereunder or (ii) authorize the creation of Derivative Works from Source Code hereunder to the extent that fulfilling such obligations would cause such party to breach any third party license agreement entered into by such party after the Effective Date.


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         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized officers or representatives.

In Paris, on November 14, 2000

For PlanetCAD Inc.                            For Dassault Systemes

Its: Chief Executive Officer                  Its: Executive Vice President
Name: R. Bruce Morgan                         Name: Thibault de Tersant

Signature: /s/ R. Bruce Morgan                Signature: /s/ Thibault de Tersant


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